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                                                                    EXHIBIT 14.1
                            CENTURY ALUMINUM COMPANY
                                 CODE OF ETHICS

                                  INTRODUCTION

     Century Aluminum Company is committed to the highest standards of honest and ethical behavior and integrity in carrying out its business activities. This Code sets forth guidelines for deterring wrong-doing and promoting conduct in accordance with such standards.

     Many laws regulate business conduct, and the potential for conflict between personal and business interests is ever-present. No set of rules can cover all possible situations. The Company must rely on employees' good judgment and high moral standards as the principal guide to ethical conduct.

     This Code also should guide the behavior of family, business associates and others with whom employees share close relationships to the extent that the employee is in a position to influence such behavior and to the extent that such behavior may reflect on the employee or the Company.

                       AVOIDANCE OF CONFLICTS OF INTEREST

     Century requires that employees act in good faith and in the best interests of the Company. No employee should become involved in any situation where he or she might profit or benefit as a result of any relationship or act that is not in the best interests of the Company. An employee should never represent the Company in any matter in which he or she or any family member has any interests
- direct or indirect - or from which he or she may benefit personally, unless such interest has first been disclosed to, and approved by, the Company.

     An employee's position with the Company should not be used for personal or family benefit or to influence or gain favors from public officials, suppliers, customers or others. In short, every employee should take care at all times to avoid placing himself or herself in a position where even the appearance of a conflict of interest might exist. Employees' conduct must consistently reflect a commitment to impartiality and fairness in every respect.

                             COMPETITIVE ACTIVITIES

     Employees are expected to avoid any outside interest that might conflict with their loyalty to the Company or their commitment to its values. They should neither invest in competitor's businesses nor act on behalf of competitors. Investments in stocks of broadly-owned, publicly traded, companies that compete with the Company are permissible only if they are not so significant as to affect the employee's efforts on behalf of and loyalty to the Company.

                                      GIFTS

     Business-related gifts or free services beyond ordinary business practice may not be accepted. Gifts or sample products that are of token or insignificant value may be accepted if returning them would be awkward. Gifts beyond this level should be promptly returned with a courteous note explaining the Company's policy.

                               OUTSIDE EMPLOYMENT

     Employees must exercise care and good judgment in accepting outside employment to assure that such employment does not conflict with, or affect the performance of, such employees' responsibilities to the Company. If an employee has any question about the propriety of outside employment, the employee should discuss the matter with his or her supervisor.

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                               POLITICAL ACTIVITY

     Employees, as private individuals, are free to contribute to and work for political parties, causes or candidates and to participate in debate on issues of the day. However, political contributions by corporations are regulated by state and federal laws, and in some cases are prohibited. Therefore, in no case may an employee's personal opinions or financial contributions be represented as a Company opinion, contribution or endorsement.

                    CONFIDENTIAL INFORMATION AND TRANSACTIONS
                         IN CENTURY ALUMINUM SECURITIES

     From time to time, employees might have important information about Century that has not been disclosed to the public. All such information must be treated as confidential, may not be used in an attempt to profit personally, and may not be disclosed to family members, friends or others outside the Company. In particular, neither employees nor their family members or friends may use such confidential information as a basis for trading in Century Aluminum Company stock. Should an employee have any doubt as to the propriety of buying or selling Century Aluminum Company shares, he or she must ask a member of senior management for guidance.

     Nonpublic information concerning other businesses, to which an employee may have access as a result of his or her connection with the Company, must also be treated as confidential and may not be used, directly or indirectly, for personal gain.

     It is important to keep in mind that unauthorized disclosure of sensitive nonpublic information to third parties - even to family and friends - could be harmful to the Company and subject the employee who made the disclosure to personal liability if the third party were to act on the information or pass it on.

                                FAIR COMPETITION

     The Company is committed to fair competition, and it expects its employees to treat customers, suppliers and competitors fairly and honestly and in compliance with the antitrust laws. These laws prohibit a wide range of transactions and practices. No agreement or understanding may be made with competitors to fix or control prices, to allocate products, markets or territories, to boycott certain customers or suppliers, or to refrain from or limit the manufacture, sale or production of any product.

                              COMPLIANCE WITH LAWS

     It is the policy of the Company to comply with all laws, rules and regulations applicable to its business. The Company expects its employees to conduct their personal and business dealings in accordance with the letter, spirit and intent of all applicable laws, rules and regulations and to refrain from any form of illegal, dishonest or unethical conduct.

                          EQUAL EMPLOYMENT OPPORTUNITY

     The Company is committed to promoting equal employment opportunity in all of its operations. It is the Company's policy not to discriminate against any employee or applicant for employment because of race, color, religion, sex, sexual orientation, age, national origin or disability and to comply fully with all laws prohibiting discrimination and promoting opportunity and advancement in employment.

                            PROTECTION OF ENVIRONMENT

     The Company is committed to the environmental soundness of its operations. In keeping with this commitment, the Company will continue to pursue efforts to reduce its potential for generating hazardous wastes, to

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closely supervise the handling, storage and disposal of all hazardous materials at its operations in full compliance with applicable federal, state and local environmental regulations, and to encourage employees to report any improper handling of hazardous substances to supervisors or members of senior management.

                                 EMPLOYEE SAFETY

     The Company is committed to providing a safe working environment for all of its employees. It is the Company's policy to comply fully with all applicable federal, state and local health and safety laws, rules and regulations.

                            USE OF ILLEGAL SUBSTANCES

     The Company is committed to the principle of a drug-free workplace, and it will not tolerate substance abuse in the workplace. For the protection of employees, customers and the public, the Company seeks to avoid hiring, or retaining in employment, those who use illegal substances.


                          ACCURACY OF BOOKS AND RECORDS

     The maintenance of accurate records is critical. The Company and its officers must assure that it makes full, fair, accurate, timely and understandable disclosure in reports and documents that it files with or submits to the SEC and in other public communications made by it. Accordingly, each employee is charged with keeping or completing accurate records with respect to his or her employment and areas of responsibility. Such records must be truthfully and carefully recorded, maintained in compliance with approved record retention programs and reported on a timely basis and in a manner that will enable the Company to meet the disclosure requirements described above.

                                 COMPANY ASSETS

     It is imperative that all Company assets and resources be treated with the same respect and diligence as personal assets and that employees be alert to opportunities for cost-effective use of Company assets and resources. Employees may not use Company assets or resources for personal benefit or gain or for any illegal purpose.

                          REPORTING OF CODE VIOLATIONS

     It is essential that violations of any provision of this Code of Ethics be promptly reported. Such reports should be directed to the Company's General Counsel, Gerald J. Kitchen at:

                         Century Aluminum Company
                         2511 Garden Road, Bldg. A, Ste. 200
                         Monterey, CA 93933
                         Phone: 831-642-9366 or Fax: 831-642-9328
                         Email: jkitchen@centuryca.com

     If you feel Company management does not adequately respond to your concerns following your report to the Company's General Counsel, you should contact the Chairman of the Audit Committee of the Company's Board of Directors, John P. O'Brien at:

                         Inglewood Associates, Inc.
                         14 Water Street
                         Chagrin Falls, OH  44022
                         Phone: 440-247-1681
                         Email: jobriensr@aol.com

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                      ACCOUNTABILITY FOR ADHERENCE TO CODE

     Employees will be held fully accountable for adherence to the letter and the spirit of this Code of Ethics.

                               FURTHER INFORMATION

     This Code is necessarily general. If you have any question about its applicability to a particular situation, please consult with your supervisor or, in appropriate circumstances, with the Company's General Counsel, Gerald Kitchen, whose contact information is set forth above.


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